ADDENDUM TO THE LOAN AGREEMENT

This addendum to the Loan Agreement dated May 12, 2006 (hereinafter referred to as the “addendum”), is made as of June 06, 2006 by and between:

(1)

RENOVA INDUSTRIES LTD., a company incorporated under the laws of the Commonwealth of the Bahamas, and having its registered office at: Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas (hereinafter referred to as the “Lender”); and

(2)

RENOVA MEDIA ENTERPRISES LTD., a company incorporated under the laws of the Commonwealth of Bahamas, having its registered office at Shirley House, 50 Shirley Street, P.O. box N-7755, Nassau, Bahamas (hereinafter referred to as the “Borrower”)

(the Lender and Borrower individually or collectively referred to as a “Party” and the Parties”, respectively).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree to alter Clause 3.01 of Sections 3 “Interest” (page3) of the said Loan Agreement which should be read as follows:

<<3.01  The Parties hereby agree that the Loan Amount shall be made available to the Borrower at an interest rate of 10 (Ten) per cent per annum (“Interest”) to be calculated on the basis of the actual number of days elapsed from the Drawdown Date until repayment at a year of 360 days>>,

The rest of the provisions of the said Loan Agreement remain effective.

In witness whereof the parties hereto have duly executed this Addendum on June 06, 2006.

Signed on behalf of Borrower

Signed on behalf of Lender

/s/ Shakira Burrows

/s/ Carl Stadelhofer

________________________

_______________________

Name:  Shakira Burrows

Name:  Carl Stadelhofer

Position:  Directors

Position:  Director